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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105182


                           PROSPECTUS SUPPLEMENT NO. 5
                  Island Pacific, Inc., a Delaware corporation
                     (formerly known as SVI Solutions, Inc.)
                                  Common Stock


         This prospectus supplement relates to the resale by the holders of Common Stock.

         The prospectus dated July 17, 2003, as supplemented by prospectus supplement no. 1 dated November 10, 2003, prospectus supplement no. 2 dated November 25, 2003, prospectus supplement no. 3 dated December 12, 2003 and prospectus supplement no. 4 dated December 17, 2003 (the "Prospectus"), is hereby amended by the information contained in the attached report on Form 8-K dated February 4, 2004. If the information in the attached report is inconsistent with any information contained in the Prospectus or any prospectus supplement dated earlier than the date of this Supplement, the Prospectus or any earlier supplement shall be deemed superceded by this Supplement. In all other ways, the Prospectus and any prior supplement shall remain unchanged.

         This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 17, 2003, as supplemented by prospectus supplement no. 1 dated November 10, 2003, prospectus supplement no. 2 dated November 25, 2003, prospectus supplement no. 3 dated December 12, 2003 and prospectus supplement no. 4 dated December 17, 2004.

         This prospectus supplement is dated February 4, 2004.

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):             January 30, 2004

                              Island Pacific, Inc.
                     (formerly known as SVI Solutions, Inc.)
   --------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

         0-23049                                        33-0896617
-----------------------------                  ---------------------------------
(Commission File Number)                       (IRS Employer Identification No.)


19800 MacArthur Boulevard, Suite 1200, Irvine, California              92612
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)

                                 (949) 476-2212
   --------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


   ---------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 2.

         On January 30, 2004, pursuant to the terms of the Agreement of Merger and Plan of Reorganization dated November 20, 2003 between Island Pacific, Inc. (the "Company"), Page Digital Incorporated ("Page Digital") and IPI Acquisition, Inc. ("Merger Sub"), Merger Sub was merged with and into Page Digital, a developer of multi-channel commerce software, with Merger Sub continuing as the surviving corporation and wholly owned subsidiary of the Company (the "Merger"). A total $7,000,000 of consideration was paid in the Merger consisting of cash and Company common stock. The Merger occurred following the approval of Merger Agreement and transactions contemplated therein by the Page Digital stockholders at a special meeting of stockholders held on January 30, 2004.

         As a result of the Merger, each share of Page Digital common stock outstanding was converted into the right to receive (1) $0.33 in cash, and (2)
0.4168 shares of Company common stock. A total of $2 million in cash and 2,500,000 shares of common stock was paid and issued to the former stockholders of Page Digital in the Merger.

         Upon the consummation of the Merger, Lawrence Page, Page Digital's former CEO, Chairman of the Board and founder was appointed Chief Technology Officer of the Company, and Dave Joseph, Page Digital's former Executive Vice President and Director was appointed Senior Vice President of Sales and Marketing of the Company. The Company also entered into two year employment agreements with Mr. Page and Mr. Joseph and a two year non-competition agreement with Mr. Page.

         The Company common stock issued in connection with the Merger was issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), under the exemption provided by Section 3(a)(10) of the Securities Act.

         The aggregate consideration paid in the Merger was determined through arms length negotiations between the parties to the Merger. The cash consideration paid in the Merger was raised through a sale of Company common stock through a private placement transaction on November 7, 2003.

         A copy of the Merger Agreement is included as an exhibit to the Registrant's Current Report on Form 8-K filed with the SEC on November 24, 2003 and is incorporated herein by reference. A copy of the press release dated February 4, 2004 announcing the completion of the Merger is attached as exhibit
99.1 to this Report and is incorporated herein by reference.


EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

99.1              Press Release of Island Pacific, Inc. dated February 4, 2004.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                                  Island Pacific, Inc.

Date:    February 4, 2004                         By:     /s/ Ran Furman
                                                      ----------------------
                                                  Name:  Ran Furman
                                                  Title: Chief Financial Officer


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